Exhibit 99.1

ZAGG ANNOUNCES MOPHIE WIRELESS CHARGING BASE FOR iPHONE 8, iPHONE 8 PLUS, AND iPHONE X

SALT LAKE CITY, September 12, 2017 (GLOBE NEWSWIRE) – A ZAGG Inc. (NASDAQ:ZAGG) subsidiary, mophie, the #1 mobile battery case brand in the US(1), today announced the mophie wireless charging base; a universal wireless charging pad for iPhone 8, iPhone 8 Plus and iPhone X.

The wireless charging base features the latest in wireless technology to provide wireless charging directly to iPhone 8, iPhone 8 Plus and iPhone X. It is designed to begin charging simply by placing the iPhone 8, iPhone 8 Plus or iPhone X on the pad.

“The mophie wireless charging base for iPhone 8, iPhone 8 Plus and iPhone X represents a significant achievement for our team while strengthening our position in wireless charging,” commented Randy Hales, President and Chief Executive Officer of ZAGG. “We will update our full year outlook when we report third quarter earnings in early November as this project wasn’t included in our initial 2017 guidance. At that point we’ll have better visibility into sell-through performance, attach rates and production capacity. We expect the contribution from this product to be minimal in the third quarter based on timing of initial shipments, but positive in both the fourth quarter and full year 2018.”

Gross margins for this product are expected to be in-line with the company’s full year expectation for the mophie business.

About ZAGG Inc

ZAGG Inc (NASDAQ:ZAGG) is a global leader in accessories and technologies that empower mobile lifestyles. The Company has an award-winning product portfolio that includes screen protection, power management solutions, mobile keyboards, social tech, and personal audio sold under the InvisibleShield®, mophie®, ZAGG®, and IFROGZ® brands. ZAGG Inc has operations in the United States, Ireland, and China. For more information, please visit the company’s websites at www.zagg.com and www.mophie.com.

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1.	The NPD Group, Inc., U.S. Retail Tracking Service, Cell Phone Device Protection, Charging Case, Based on Dollars & Units, July 2016 - June 2017.